Exhibit 99.1

Corporate Contacts

Jane Green	Paggy Liou
SciClone Investors/Media	Taiwan Liposome Company/Media
650.358.1447	886 (2) 2655.7377 ext.105
jgreen@sciclone.com	paggy@tlcbio.com

SCICLONE AND TAIWAN LIPOSOME COMPANY ENTER INTO A LICENSING AGREEMENT FOR PROFLOW®, A NOVEL TREATMENT FOR PERIPHERAL ARTERIAL DISEASE FOR THE CHINA MARKET

Foster City, Calif. and Taipei City, Taiwan – June 25, 2013 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that the Company has entered into an agreement with Taiwan Liposome Company (TLC) granting SciClone a license and the exclusive rights in China, Hong Kong and Macau to promote, market, distribute and sell ProFlow® for the treatment of peripheral arterial disease (PAD) and other indications.

ProFlow is a novel lipid emulsion-based formulation of prostaglandin E1 (PGE1), a vasodilator and platelet inhibitor. TLC’s proprietary lipid-based delivery systems (LDDS) are designed to modify and broaden the use of existing drugs and enhance their therapeutic index. ProFlow has demonstrated to have twice the shelf life as currently marketed lipid emulsion formulations of PGE1. A patent providing broad protection for ProFlow has been granted in China, Japan and Taiwan. TLC has also applied for worldwide composition of matter patents.

Peripheral arterial disease is a serious cardiovascular condition in which blood flow to the limbs (usually the legs) is restricted due to arterial plaque build-up. PAD can cause severe pain and restricted mobility, and potentially life-threatening blood clots. PAD represents a large and growing market opportunity in China. The current market leading drug generates annual revenue of more than $200 million.

Commented Friedhelm Blobel, Ph.D., SciClone’s Chief Executive Officer: “We are excited to add ProFlow to our product portfolio, as the cardiovascular market represents a large and growing commercial opportunity for which SciClone is well-positioned. We can leverage our considerable sales and marketing expertise for this product. We believe that ProFlow has significant therapeutic and commercial advantages that differentiate it from other branded and generic competitors in the expanding PAD segment. We look forward to working with our partner TLC to bring this important medical advance to patients in need.”

“China is becoming an increasingly prominent market, and we are very pleased to be working with a NASDAQ company that has a strong presence in China, such as SciClone,” said Dr. Keelung Hong, Chairman and Chief Executive Officer of TLC. “SciClone was

ranked number 39 in Fortune’s 2012 Fastest-Growing Companies, which makes it an ideal partner for such a rapidly growing market like China, and also a perfect strategic fit for TLC, since we share the same enthusiasm and sense of urgency for bringing important new therapeutics to patients.”

Under the terms of the agreement, TLC will be responsible for the continued development, including potential clinical trials and regulatory activities, as well as the manufacturing and supply of ProFlow, and SciClone will be responsible for all aspects of commercialization, including pre- and post-launch activities. ProFlow has been submitted to the China Food and Drug Administration (CFDA) for approval, and it is expected that some additional clinical testing may be required prior to approval. Financial terms of the agreement include clinical, regulatory and sales milestone payments up to an aggregate of $39.5 million. The agreement provides for the principal terms of the arrangement between SciClone and TLC, and the companies have agreed to negotiate a supplemental license and supply agreement.

About Taiwan Liposome Company

Incorporated in 1997, Taiwan Liposome Company is a biopharmaceutical company engaging in research, development and commercialization of proprietary drug delivery system for improving the treatment of cancer, ophthalmic conditions, and infectious diseases. TLC was founded and led by renowned scientist Dr. Keelung Hong, who has over 30 years of research and development experience in liposomes with over 100 publications. Led by Dr. Hong, TLC has a team of scientists, management, manufacturing experts and advisors working together to build the company into an organization recognized for its excellence in drug delivery and rapid advancement of products. TLC currently operates its headquarter in Taipei (Taiwan), and subsidiary offices in South San Francisco (US) and Leiden (The Netherlands). For more information, visit http://www.tlcbio.com.

About SciClone

SciClone Pharmaceuticals is a US-based, China-focused specialty pharmaceutical company with a product portfolio of therapies for oncology, infectious diseases, cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV) and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 14 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a leading hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites, to the extent required; the effect of changes in its practices and policies related to the Company’s compliance programs. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC or Merck & Co., Inc. in numerous other countries.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.